CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Selected To Participate in U.S. Treasury Capital Purchase Program

RALEIGH, N.C., November 17, 2008 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today announced that it has received preliminary approval of its $42.9 million application to participate in the U.S. Department of the Treasury’s Capital Purchase Program (TCPP). The program is designed to attract broad participation by healthy banking institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy. This approval is subject to certain conditions and the execution of definitive agreements.

“Capital Bank is pleased to be one of the early community banks to be selected for participation in this historic program which many believe is an essential part of restoring the economy to its full potential. We see the approval of Capital Bank’s participation in this program as a recognition of its strength and financial health and believe it will enhance our efforts to emerge from this environment as an even stronger financial institution. Capital Bank intends to use this capital injection to expand lending in the communities that we serve. We expect that the injection of capital under the program will allow Capital Bank to expand our loan portfolio by approximately $400 million, or 33% above the current level. This capital will also allow us to consider strategic opportunities that are expected to arise as the financial services industry continues to consolidate,” stated B. Grant Yarber, president and CEO.

Under the TCPP, the U.S. Treasury Department will purchase 42,900 shares of senior preferred stock which will pay a dividend of 5% for the first five years and 9% thereafter. The Treasury will also receive warrants to purchase Capital Bank common stock with an aggregate market value of $6.4 million, or approximately 15% of the senior preferred stock investment. Capital Bank will have the right to redeem the preferred shares at any time after three years. A summary of the TCPP can be found on the U.S. Treasury Department’s website at http://www.ustreas.gov/initiatives/eesa/.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. Capital Bank operates 28 banking offices in Asheville (4), Burlington (4), Cary, Clayton, Graham (2), Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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